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EXHIBIT 11 - Statement re computation of per share earnings

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
                                                              Three Months Ended June 30,          Six Months Ended June 30,
                                                             ------------------------------      ------------------------------
                                                                 1998             1997               1998              1997
                                                             ------------      ------------      ------------      ------------
                                                                     (In thousands, except share and per-share amounts)
 Calculation of basic earnings per share:
 Income from continuing operations                           $     29,630      $     16,263      $     47,683      $     38,668
 Less preferred stock dividends                                       (75)              (75)             (162)             (150)
                                                             ------------      ------------      ------------      ------------

 Income from continuing operations applicable to
     common stock                                            $     29,555      $     16,188      $     47,521      $     38,518
                                                             ============      ============      ============      ============

 Total weighted average shares outstanding                     32,516,846        29,545,871        31,645,463        28,789,948
                                                             ============      ============      ============      ============


 Basic EPS from continuing operations                        $       0.91      $       0.55      $       1.50      $       1.34
                                                             ============      ============      ============      ============




 Calculation of diluted earnings per share:
 Income from continuing operations                           $     29,630      $     16,263      $     47,683      $     38,668
 Less preferred stock dividends                                       (75)              (75)             (162)             (150)
 Net effect on earnings from conversion of mandatorily
   redeemable convertible preferred securities                      5,981                               6,755
                                                             ------------      ------------      ------------      ------------

 Income from continuing operations applicable to
     common stock                                            $     35,536      $     16,188      $     54,276      $     38,518
                                                             ============      ============      ============      ============


 Weighted average shares outstanding                           32,516,846        29,545,871        31,645,463        28,789,948
 Stock option conversion                                        1,969,220         1,796,192         2,165,329         1,628,454
 Dilutive effect of conversion of mandatorily redeemable
     convertible preferred securities                           9,096,303                           5,219,999
                                                             ------------      ------------      ------------      ------------

 Total weighted average shares outstanding                     43,582,369        31,342,063        39,030,791        30,418,402
                                                             ============      ============      ============      ============


 Diluted EPS from continuing operations                      $       0.82      $       0.52      $       1.39      $       1.27
                                                             ============      ============      ============      ============
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